Exhibit 99.1

GrowGeneration Announces Social Equity Initiative

January 18, 2022 8:00am EST

“American Idol” Style Competition in New Jersey will Award 25 Cultivation Teams a Full
Scholarship Package and Award Five Teams with the Grand Prize

DENVER, Jan. 18, 2022 /PRNewswire/ - GrowGeneration Corp. (NASDAQ: GRWG), (“GrowGen” or the “Company”) the nation’s largest chain of specialty hydroponic and organic garden centers, announced today that, together with Harvest 360 Technologies, LLC (H360), they are launching a new National Program to support education and training for Social Equity applications.

Regulations in both New York and New Jersey seek to create a framework to regulate cannabis in these states in a manner that promotes social equity and economic development, placing an emphasis on promoting inclusion of diverse populations in the medicinal and recreational cannabis industries. GrowGeneration together with Harvest 360 is committed to delivering solutions to these operators and supporting their communities. This program with H360, gives GrowGeneration a direct method to help new companies grow their businesses. These Micro Grow licenses in the New Jersey Adult-Use Cannabis market represent a new generation of growers that GrowGen believes will be the NEXTGEN of entrepreneurship to expand the cannabis industry.

“Today we announce NEXTGEN, the first initiative in our goal of supporting social equity and the inclusion of diverse applicants, including minority, women, and veteran entrepreneurs, to identify and empower small cultivators in New Jersey” said Michael Salaman President and co-founder of GrowGen. “We expect over 500 teams to enter this competition, and GrowGeneration will be fully supporting 25 teams. That’s over 100 people provided with a full scholarships with H360”. Enter Competition Here This new national Education & Training program is the first commitment of its kind in the industry. The NEXTGEN Micro Cultivation competition, will begin with a GrowGen commitment of up to $500,000 to provide full scholarships for 25 Cultivation teams, that will establish Micro Grow licenses in the New Jersey Adult-Use Cannabis market. GrowGen will provide scholarships to the program, access to equipment packages and market resources to the applicants. All entries in the contest will get access to an online cultivation portal with valuable resources to assist in the preparation of an application, or to be educated and informed about best practices in the New Jersey program.

The 25 finalist teams that make it to the second round will also receive complete planning and engineering services for their facilities from GrowGeneration, and access to a compliant business services package from H360 worth thousands of dollars. Five Winning Teams will then be selected by a Panel of Judges to receive a comprehensive package including financing, advanced training, business service packages, and direct operational support.

“Veteran, Minorities, Women and Residents of Impact Zones or Disproportionately Impacted Areas, are being encouraged to participate in new markets like New Jersey, New York and Illinois, but they are not always given access to the tools necessary to compete and be successful”  said Todd Scattini, Global CEO of Harvest 360 “Social Equity and Micro Cultivation Licenses are very closely related, I have seen how the Micro Grow program in Missouri has helped veterans turn their lives around by helping treat chronic pain, PTSD, and receive therapeutic benefits from cultivation of the cannabis plant.”

About GrowGeneration Corp:

GrowGeneration owns and operates specialty retail hydroponic and organic gardening stores. Currently, GrowGeneration has 62 stores, which include 23 locations in California, 8 locations in Colorado, 7 locations in Michigan, 5 locations in Maine, 5 locations in Oklahoma, 4 locations in Oregon, 3 locations in Washington, 2 locations in Nevada, 1 location in Arizona, 1 location in Rhode Island,1 location in Florida, 1 location in Massachusetts and 1 location in New Mexico.

GrowGeneration also operates an online superstore for cultivators at growgeneration.com and B2B e-commerce platform, agron.io. and a leading manufacturer of indoor vertical racking systems.  GrowGeneration carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers.

Company Inquiries:

GrowGeneration Corp.

John Evans

415-309-0230

john.evans@growgeneration.com

Investor Contact:

ICR, Inc.

Clay Crumbliss, CFA

Managing Director

(203) 682-8387

clay.crumbliss@icrinc.com